Exhibit 107

CALCULATION OF FILING FEE TABLES

SC 14C

(Form Type)

PowerSchool Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to Be Paid	$4,006,932,670.80 (1)	0.00014760	$591,423.27 (2)

Fees Previously Paid			$0.00

Total Transaction Valuation	$4,006,932,670.80

Total Fees Due for Filing			$591,423.27

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$591,423.27

(1)

Aggregate number of securities to which transaction applies: As of June 6, 2024, the maximum number of shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) to which this transaction applies is estimated to be 175,742,661, which consists of (1) 166,088,147 shares of Class A Common Stock entitled to receive the per share merger consideration of $22.80; (2) 8,270,817 shares of Class A Common Stock underlying the outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $22.80; (3) 845,898 shares of Class A Common Stock underlying the outstanding market share units, which may be entitled to receive the per share merger consideration of $22.80; and (4) 537,799 shares of Class A Common Stock underlying the outstanding performance share units, which may be entitled to receive the per share merger consideration of $22.80.

(2)

Estimated solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by adding (a) 166,088,147 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) were issued and outstanding entitled to receive the per share merger consideration, multiplied by the per share merger consideration of $22.80, plus (b) the product of 8,270,817 shares of Class A Common Stock underlying the outstanding restricted stock units and the per share merger consideration of $22.80; plus (c) the product of 845,898 shares of Class A Common Stock underlying the outstanding market share units and the per share merger consideration of $22.80; and plus (d) the product of 537,799 shares of Class A Common Stock underlying the outstanding performance share units and the per share merger consideration of $22.80. In accordance with Rule 0-11 of the Exchange Act, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .00014760.